Exhibit 99.1

Company Contact:          Media Contact:           Broker Contact:

Hometown Auto Retailers   Kevin Wilson             David Politis
Corey Shaker              Politis Communications   Politis Communications
860-945-6900              801-523-3730             801-523-3730
cshaker@htauto.com        801-898-5520 (mobile)    801-556-8184 (mobile)
                          kwilson@politis.com      dpolitis@politis.com

           HOMETOWN AUTO RETAILERS ANNOUNCES WITHDRAWAL OF MOTION FOR
                        REINSTATEMENT OF FORMER OFFICERS

Watertown, Conn. - June 26, 2001- Hometown Auto Retailers (OTC BB: HCAR.OB) today announced that Salvatore, Edward and Janet Vergopia have withdrawn their application to the Superior Court of New Jersey for the reinstatment of Salvatore Vergopia as Chairman and Chief Executive Officer of Hometown and President of its Westwood Lincoln Mercury subsidiary and Edward Vergopia as Vice President of Fleet Operations and a senior officer at Westwood. In January, 2001, Hometown had dismissed Salvatore Vergopia and Edward Vergopia from their executive positions and terminated their employment contracts, for cause, and replaced Salvatore Vergopia as President and General Manager of Westwood Lincoln-Mercury. In return for the withdrawal of the application, Salvatore Vergopia and Edward Vergopia were included on an expanded slate of eight directors submitted to stockholders at Hometown's 2001 Annual Meeting of Stockholders, and were re-elected as directors by vote of the Class B Stockholders.

"We believe that the withdrawal of the Vergopia's application for reinstatement allows Hometown to continue the revitalization of its Westwood operations and to restore that subsidiary to profitable operations," said Corey Shaker, President and Chief Executive Office of Hometown. "Under the new leadership that we installed at Westwood at the beginning of 2001 Westwood became profitable in the first quarter and we expect further improved results during the rest of this year."

                                 About Hometown

Hometown Auto Retailers sells new and used cars and light trucks, provide maintenance and repair services, sells replacements parts and provides related financing, insurance and service contracts through 10 dealerships located in Connecticut, Massachusetts, New York and Vermont. Hometown's dealerships offer 13 American and Asian automotive brands, including Chevrolet, Chrysler, Daewoo, Dodge, Ford, Isuzu, Jeep, Lincoln, Mazda, Mercury, Oldsmobile, Plymouth and Toyota. It is active in two "niche" segments of the automobile market: the sale of Lincoln Town Cars and limousines to livery car and livery fleet operators and the maintenance and repair of cars and trucks at a Ford and Lincoln Mercury factory authorized free-standing service center.

This release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Hometown's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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